SCHEDULE 14C INFORMATION

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Pacific Select Fund

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PACIFIC SELECT FUND

MID-CAP EQUITY PORTFOLIO

INFORMATION STATEMENT DATED FEBRUARY 26, 2013

This document (“Information Statement”) provides information concerning a new portfolio manager and a new portfolio management agreement for the Mid-Cap Equity Portfolio and is being mailed on or about February 26, 2013 to the shareholders of record as of December 31, 2012.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Select Fund (the “Fund”) Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Mid-Cap Equity Portfolio (the “Portfolio”) effective January 1, 2013. Information concerning this change in portfolio manager has been included in a supplement dated December 19, 2012 to the Fund’s prospectus dated May 1, 2012, as supplemented. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Fund and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on September 11, 2012, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective January 1, 2013, the portfolio management agreement with Scout Investments, Inc. (“Scout”) with respect to the Mid-Cap Equity Portfolio (the “Scout Portfolio Management Agreement”) and appointed Scout as the new Portfolio Manager, effective January 1, 2013. In connection with this matter, also at the September 11, 2012 meeting, the Board terminated the portfolio management agreement for the Portfolio with the prior portfolio manager upon the effectiveness of the Scout Portfolio Management Agreement. Scout’s appointment as Portfolio Manager was made in accordance with the SEC exemptive order noted above and does not require shareholder approval. In order to facilitate these changes, a portion of the portfolio’s holdings were sold and new investments purchased in accordance with recommendations by the new Portfolio Manager or management team. PLFA and/or the Portfolio retained a transitioning agent in order to help reduce the transaction costs associated with the purchase and sale of Portfolio holdings in connection with this transition.

II.    Board Consideration of the New Portfolio Management Agreement

In evaluating the proposed Scout Portfolio Management Agreement, the Board, including all of the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment and compliance resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager, and the due diligence conducted by the Fund’s Chief Compliance Officer (“CCO”). In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of Scout, including information about another firm considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend Scout as the new Portfolio Manager. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the portfolio managers, and has recommended and taken measures to attempt to remedy relative underperformance by a Portfolio when PLFA and the Board believed appropriate.

In evaluating the Scout Portfolio Management Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Scout as the Portfolio Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by Scout. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed Scout Portfolio Management Agreement; copies of Scout’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the Scout Portfolio Management Agreement, Scout would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Mid-Cap Equity Portfolio over both the short- and long-term, the organizational depth and resources of Scout, including the background and experience of Scout’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered Scout’s written compliance policies and procedures and noted that the Fund’s CCO had provided an assessment of Scout’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics.

In making these assessments, the Trustees took note of the extensive due diligence PLFA conducted with respect to Scout, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by Scout.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Mid-Cap Equity Portfolio by Scout under the Scout Portfolio Management Agreement.

B.    Performance

The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a mid-cap equity portfolio, and the identification by PLFA of Scout to serve as Portfolio Manager with regard to the day-to-day investment activities of the Mid-Cap Equity Portfolio. The Trustees considered factors concerning performance in connection with its consideration of this matter and in connection with approval of the related Scout Portfolio Management Agreement, as described below.

The Trustees considered information about the historical performance of an account managed by the same Scout portfolio management team that would manage the Mid-Cap Equity Portfolio using similar investment strategies as those proposed for the Mid-Cap Equity Portfolio (the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark and against the applicable peer group for the year-to-date, one-, three-, and five-year periods as of June 30, 2012. The Trustees also considered the Comparable Performance against a pertinent benchmark and an applicable peer group for the previous five calendar years. Additionally, the Trustees considered performance information presented by PLFA for another potential manager of the Portfolio and the performance of an account managed by the lead portfolio manager of the Scout portfolio management team when the individual worked at another advisory firm prior to joining Scout. The Trustees also considered the need for Scout to adhere to the Portfolio’s general investment mandate in order to function appropriately in the Portfolio Optimization Portfolios. The Board determined that Scout’s performance record was acceptable.

C.    Advisory and Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of the Portfolio Manager with regard to other investment accounts with substantially similar investment strategies as the Mid-Cap Equity Portfolio. The Trustees noted that in certain cases there were differences in the level of services proposed to be provided to the Mid-Cap Equity Portfolio by Scout and that the level of services provided by Scout on these other accounts was due to the different nature of the accounts or an affiliation between Scout and the account. These differences often explained differences in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Scout, and that the Mid-Cap Equity Portfolio’s sub-advisory fees are paid by PLFA and are not paid directly by the Mid-Cap Equity Portfolio.

Additionally, the Trustees considered that there are certain costs associated with a manager change, but that the advisory fee rates and ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this portfolio manager change. The Board concluded that the compensation payable under the Scout Portfolio Management Agreement is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered the projected profitability of the Scout Portfolio Management Agreement to Scout to the extent practicable based on the financial information provided by Scout. The Trustees considered that it was difficult to accurately determine or evaluate the projected profitability of the Scout Portfolio Management Agreement to Scout because it managed substantial assets or had multiple business lines and, further, that any such assessment would involve assumptions regarding its allocation policies, capital structure, cost of capital, business mix and other factors. The Trustees focused their consideration on other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and Scout with respect to the negotiation of Portfolio sub-advisory fees, the fact that such fees are paid by PLFA and the fact that the projected profitability of the Scout Portfolio Management Agreement to Scout is an estimate. The Board concluded that the Mid-Cap Equity Portfolio’s fee structure reflected in the Scout Portfolio Management Agreement is fair and reasonable.

E.    Ancillary Benefits

The Trustees received from PLFA and Scout information concerning other benefits that may be received by Scout and its affiliates as a result of their relationship with the Mid-Cap Equity Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft dollars by the Portfolio Manager. In this regard, the Trustees noted that Scout represented that it does not anticipate utilizing an affiliated broker-dealer and that it anticipates using soft dollar credits generated by Portfolio commissions to pay for research services. The potential benefits that may be derived by Scout from its relationship with the Mid-Cap Equity Portfolio could include larger assets under management and reputational benefits, which are consistent with those generally derived by sub-advisers to mutual funds. The Trustees considered potential benefits to be derived by Scout from its relationship with the Mid-Cap Equity Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the Scout Portfolio Management Agreement is in the best interests of the Mid-Cap Equity Portfolio and its shareholders; and (ii) the compensation payable under the Scout Portfolio Management Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Portfolio Management Agreement

The Scout Portfolio Management Agreement is substantially similar to the prior portfolio management agreement with respect to the Portfolio. Scout will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the evaluation, investment, purchases and/or sales and reinvestment of the Portfolio’s assets in accordance with its investment goal, strategies, policies and restrictions. Scout bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Portfolio Manager’s services provided under the Scout Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the Scout Portfolio Management Agreement, Scout is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Scout Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Scout Portfolio Management Agreement or by reason of Scout’s reckless disregard of its obligations and duties under the Scout Portfolio Management Agreement or by breach of any provision of the Scout Portfolio Management Agreement, including breach of any representation, warranty or undertaking. The Scout Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The Scout Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Mid-Cap Equity Portfolio to the Adviser in connection with the portfolio manager change. Additionally, there was no change to the sub-advisory fee rate paid by the Adviser to the portfolio manager in connection with the portfolio manager change. The fee rate under the Portfolio Management Agreement is referenced below:

Fee Schedule1

0.35% on the first $1 billion

0.30% on next $1 billion

0.25% on excess

[1]	When determining the breakpoint rate under the Portfolio Management Agreement (effective January 1, 2013), the average daily net assets of the
Portfolio are aggregated with the average daily net assets of the corresponding PL Mid-Cap Equity Fund, a series of Pacific Life Funds (“Combined
Assets”), which is managed by the same Portfolio Manager.

The sub-advisory fee rate was paid to the prior manager of the Portfolio by the Adviser through December 31, 2012, pursuant to the prior portfolio management agreement dated December 18, 1998, as amended. For the period January 1, 2012 through December 31, 2012, the sub-advisory fees paid or owed by the Adviser for the Portfolio totaled $4,572,437.07. As of December 31, 2012, the Portfolio did not pay any brokerage commissions to an affiliated broker of Scout.

IV.    Information Regarding Scout

Scout is a wholly-owned subsidiary of UMB Financial Corp. and is a nationally recognized institutional investment manager that offers an array of equity and fixed income products. UMB Financial Corp. owns 100% of the voting shares of Scout. Scout’s address is 928 Grand Boulevard, Kansas City, Missouri 64106, and the address of UMB Financial Corp is 1010 Grand Boulevard, Kansas City, Missouri 64106. As of December 31, 2012, Scout, including its affiliates, had approximately $33.1 billion in assets under management.

Scout acts as investment adviser to the following registered investment companies, which have similar objectives to the Portfolio.

Portfolio Name	Net Assets[1]	Compensation Rate	Waived/ Reduced
Scout Mid Cap Fund	$1.31 billion	0.80% on first $1 billion 0.70% on excess	No

1  As of December 31, 2012.

As of December 31, 2012, Scout’s directors and principal executive officers are:

Directors and Principal Executive Officers[1]	Position(s) with Scout[2]
Andrew Iseman	Chairman and CEO, Scout
Clyde Wendel	Executive Vice President, Global Asset Management, UMB Bank, N.A.; and Vice Chairman, UMB Bank, N.A.
Peter deSilva	President, COO and Director, UMB Financial Corp.; and Chairman, Director and CEO, UMB Bank, N.A.
J. Mariner Kemper	Chairman, CEO and Director, UMB Financial Corp.
Michael Hagedorn	Vice Chairman, CFO and CAO, UMB Financial Corp.
James Moffet	Executive Vice President and Chief International Strategist, Scout
David McKinney	President, Reams Asset Management, a division of Scout

1  The business address for each above individual is c/o Scout Investments, Inc. 928 Grand Blvd., Kansas City, Missouri 64106.

2  Principal occupation is also given if different from position(s) with Scout.

No officer or Trustee of the Fund is an officer, director or shareholder of Scout.

Additional Information

Additional information about Scout is available in Pacific Select Fund’s Statement of Additional Information, as supplemented, a copy of which may be obtained by calling the appropriate number set forth below.

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The Fund’s annual report for the fiscal year ended December 31, 2012 is being sent to shareholders with this Information Statement. The Fund’s semi-annual report for the fiscal half-year ended June 30, 2012 was previously sent to shareholders. Both of these reports are available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Annuity Financial Professionals: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLifeAndAnnuity.com

To help reduce Fund expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be mailed to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Fund through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to Pacific Select Fund.

The Fund’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Fund. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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